UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 21, 2024
Pacific Biosciences of California, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1305 O’Brien Drive
Menlo Park, California 94025
(Address of principal executive offices) (Zip Code)
(650) 521-8000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PACB	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

On November 21, 2024, Pacific Biosciences of California, Inc. (the “Company”) consummated (the “Closing”) the previously announced privately negotiated exchange with SB Northstar LP (“SBN”), a holder of its outstanding 1.50% Convertible Senior Notes due 2028 (the “2028 Notes”), pursuant to which the Company issued $200 million in aggregate principal amount of the Company’s 1.50% Convertible Senior Notes due 2029 (the “New Notes”), 20,451,570 shares (the “Exchange Shares”) of the Company’s common stock, par value $0.001 per share (the “common stock”), and made a payment in cash in the amount of $50 million (the “Cash Payment”) in exchange for $459 million aggregate principal amount of the 2028 Notes (the “Exchange Transaction”), pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder. At the Closing, the Company also paid SBN accrued and unpaid interest in respect of the 2028 Notes to but not including the date of the Closing.

The Company did not receive any cash proceeds from the Exchange Transaction. In exchange for issuing the New Notes and Exchange Shares and making the Cash Payment pursuant to the Exchange Transaction, the Company received and cancelled the $459 million aggregate principal amount of 2028 Notes exchanged therefor. Following the consummation of the Exchange Transaction, none of the 2028 Notes remain outstanding.

Indenture

On November 21, 2024, the Company entered into an indenture relating to the issuance of the New Notes (the “Indenture”) between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The New Notes represent senior unsecured obligations of the Company and will pay interest semi-annually in arrears on each February 15 and August 15, commencing on February 15, 2025, at a rate of 1.50% per annum. The New Notes will mature on August 15, 2029, unless earlier converted, redeemed or repurchased. Pursuant to the Indenture, the New Notes will be convertible at the option of the holder at any time until the second scheduled trading day prior to the maturity date, including in connection with a redemption by the Company. The New Notes are convertible into shares of common stock, based on an initial conversion rate of 204.5157 shares of common stock per $1,000 principal amount of the New Notes (which is equal to an initial conversion price of approximately $4.89 per share), subject to customary anti-dilution and other adjustments as a result of certain extraordinary transactions.

On or after August 20, 2027, and prior to the 31st scheduled trading day immediately preceding the maturity date, the Company may redeem for cash all or any portion of the New Notes if the last reported sale price of the common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides redemption notice at a redemption price of 100% of the principal amount of such New Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

If the Company undergoes a fundamental change (as defined in the Indenture), the holders of the New Notes may require that the Company repurchase all or part of the principal amount of the New Notes at a purchase price equal to 100% of the principal amount of the New Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date, and all unpaid interest from the fundamental change repurchase date to, but excluding, the maturity date.

The following events are considered “events of default” with respect to the New Notes, which may result in the acceleration of the maturity of the New Notes:

(1) the Company defaults in any payment of interest on the New Notes when due and payable and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal on the New Notes when due and payable at the relevant stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the New Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for a period of 3 business days;

(4) failure by the Company to give a fundamental change notice when due with respect to the New Notes;

(5) failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6) failure by the Company to comply with any of its other agreements contained in the New Notes or the Indenture, for a period of 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the New Notes then outstanding has been received;

(7) default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in the case of clauses (i) and (ii), such acceleration shall not, after the expiration of any applicable grace period, have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to the Company from the Trustee or to the Company and the Trustee from holders of at least 25% in aggregate principal amount of the New Notes then outstanding in accordance with the Indenture;

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries; or

(9) failure by the Company to comply with its obligations under the Second Letter Agreement (as defined below), and such failure shall not have been cured or waived, or the Second Letter Agreement shall not have been terminated, for a period of thirty (30) days following written notice to the Company and Trustee from holders of Sponsor Notes (as defined in the Indenture) representing at least 90% of the outstanding New Notes of such failure to comply.

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding New Notes by notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the New Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest on the New Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest on the New Notes, if any, will be due and payable immediately.

Second Side Letter

On November 21, 2024, in connection with the Exchange Transaction, the Company and SBN entered into a letter agreement (the “Second Letter Agreement”). Pursuant to the Second Letter Agreement, the Company and SBN agreed that, for so long as SBN and its affiliates hold at least $180 million aggregate principal amount of the New Notes, the Company and its subsidiaries are subject to negative covenants that restrict the Company’s and its subsidiaries’ ability to incur additional indebtedness and create liens, in each case, subject to the exceptions set forth in the Second Letter Agreement, including exceptions which permit the Company to incur up to $75 million in aggregate principal amount of secured indebtedness pursuant to Credit Facilities (as defined in the Second Letter Agreement).

Additionally, the Second Letter Agreement restricts the ability of the Company and its subsidiaries from guaranteeing any indebtedness or incurring certain indebtedness outside of the ordinary course of business unless, in each case, the Company and its subsidiaries concurrently provide a guarantee of the Company’s obligations under the Indenture and the New Notes. In addition, for so long as the Second Letter Agreement is in effect, if the Company or its subsidiaries propose to incur certain types of indebtedness, the Company or its subsidiaries must first offer SBN a right of first refusal to provide such indebtedness on the same (or better) terms.

The foregoing description is qualified in its entirety by reference to the text of the Indenture, the form of New Note and the Second Side Letter, which are attached as Exhibits 4.1, 4.2 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the New Notes is incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

On November 21, 2024, the Company issued the New Notes and delivered the Exchange Shares and made the Cash Payment to SBN in exchange for $459 million aggregate principal amount of the 2028 Notes in a private placement pursuant to an exemption from the registration requirements of the Securities Act. The New Notes and Exchange Shares were issued to SBN in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration based in part on representations made by SBN in the previously disclosed Exchange Agreement, dated November 7, 2024, between the Company and SBN. The shares of common stock issuable upon conversion of the New Notes (the “Conversion Shares”), if any, will be issued in transactions anticipated to be exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof. The Company does not intend to file a registration statement covering the resale of the New Notes, the Exchange Shares or the Conversion Shares, if any.

The Company did not receive any cash proceeds from the Exchange Transaction. In exchange for issuing the New Notes, delivering the Exchange Shares and making the Cash Payment pursuant to the Exchange Transaction, the Company received and canceled the $459 million aggregate principal amount of the 2028 Notes exchanged therefor.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
4.1	Indenture, dated as of November 21, 2024, by and between Pacific Biosciences of California, Inc. and U.S. Bank Trust Company, National Association, as Trustee.
4.2	Form of 1.50% Convertible Senior Note due 2029 (included in Exhibit 4.1).
10.1	Letter Agreement, dated November 21, 2024, between the Company and SB Northstar LP
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

	By:	/s/ Susan G. Kim
Susan G. Kim
Chief Financial Officer
Date: November 21, 2024